EXHIBIT 5.1

February 6, 2006

Kimco Realty Corporation
3333 New Hyde Park Road
New Hyde Park, New York 11042-0020

Re:   Kimco Realty Corporation -- Registration of Shares of Common Stock, $.01
Per Share Par Value, on Securities and Exchange Commission Form S-4

Dear Sirs:

      In connection with the registration under the Securities Act of 1933, as amended, of shares of common stock, $.01 per share par value (the "Company Stock") of Kimco Realty Corporation, a Maryland corporation (the "Company"), for issuance and sale in the manner described in the Company's registration statement on Form S-4 filed with the Securities and Exchange Commission, to which this opinion is an exhibit (the "Registration Statement"), I, as General Counsel and Secretary to the Company, have examined such corporate records, certificates and other documents as I have considered necessary or appropriate for the purposes of this opinion.

      On the basis of the foregoing, I am of the opinion that the shares of the Company Stock offered pursuant to the Registration Statement have been duly and validly authorized and, when issued, will be duly and validly issued, fully paid and nonassessable.

      I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Bruce M. Kauderer

Bruce M. Kauderer
General Counsel and Secretary